Exhibit 99(a)(1)(A)

FS ENERGY AND POWER FUND

OFFER TO PURCHASE COMMON SHARES OF BENEFICIAL
INTEREST FOR CASH
ON OR BEFORE APRIL 2, 2018

LETTER OF TRANSMITTAL MUST BE RECEIVED BY FS ENERGY AND POWER FUND
ON OR BEFORE MARCH 28, 2018

THE OFFER WILL EXPIRE AT 4:00 P.M., EASTERN TIME, ON
MARCH 28, 2018, UNLESS THE OFFER IS EXTENDED.

To the Shareholders of FS Energy and Power Fund:

FS Energy and Power Fund, an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is formed as a Delaware statutory trust (the “Company,” “we” or “us”), is offering to purchase up to the lesser of (i) 11,064,273 of our issued and outstanding common shares of beneficial interest, par value $0.001 per share (the “Shares”) (which number represents 2.5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2017), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the Expiration Date (as defined below) (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the Expiration Date. The purpose of this Offer (as defined below) is to provide shareholders with liquidity because there is otherwise no public market for the Shares. See Section 2 below. The Offer is for cash at a price equal to the price at which Shares are issued pursuant to the Company’s distribution reinvestment plan on March 30, 2018 (the “Purchase Price”). The Purchase Price (and the price at which Shares will be issued pursuant to the Company’s distribution reinvestment plan) will be determined by the Company’s board of trustees (the “Board”) or a committee thereof, in its sole discretion, and will be (i) not less than the net asset value per Share (the “NAV Per Share”) of the Company’s Shares (as determined in good faith by the Board or a committee thereof, in its sole discretion) immediately prior to March 30, 2018 and (ii) not more than 2.5% greater than the NAV Per Share as of such date. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). The most recent price at which Shares were issued pursuant to the Company’s distribution reinvestment plan on January 31, 2018 was $6.70 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer will expire at 4:00 P.M., Eastern Time, on March 28, 2018 (the “Expiration Date”), unless extended.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 1 AND SECTION 3 BELOW.

IMPORTANT INFORMATION

Shareholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of (or a copy thereof) any required signature(s) and original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NONE OF THE COMPANY, THE BOARD OR FS INVESTMENT ADVISOR, LLC, THE COMPANY’S INVESTMENT ADVISER (“FS ADVISOR”), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR FS ADVISOR AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OR FS ADVISOR. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is February 20, 2018.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET

(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal, which will be mailed to shareholders on or before February 27, 2018.

What is the Offer?

•	We are offering to purchase up to the lesser of (i) 11,064,273 Shares (which number represents 2.5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2017), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the Expiration Date (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on Expiration Date. The Offer is for cash at a price equal to the price at which Shares are issued pursuant to the Company’s distribution reinvestment plan on March 30, 2018. The Purchase Price (and the price at which Shares will be issued pursuant to the Company’s distribution reinvestment plan) will be determined by the Board or a committee thereof, in its sole discretion, and will be (i) not less than the NAV Per Share of the Company’s Shares (as determined in good faith by the Board or a committee thereof, in its sole discretion) immediately prior to March 30, 2018 and (ii) not more than 2.5% greater than the NAV Per Share as of such date. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The most recent price at which Shares were issued pursuant to the Company’s distribution reinvestment plan on January 31, 2018 was $6.70 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount.

Why is the Company making the tender offer?

•	The Offer is designed to provide a measure of liquidity to holders of Shares, for which there is otherwise no current public market. We intend to make quarterly repurchase offers for our Shares prior to the occurrence of a liquidity event, if any. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at 4:00 P.M., Eastern Time, on March 28, 2018, unless extended. The Company may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. See Section 14 below.

What is the most recent price at which Shares were issued pursuant to the Company’s distribution reinvestment plan?

•	The most recent price at which Shares were issued pursuant to the Company’s distribution reinvestment plan on January 31, 2018 was $6.70 per Share.

Are there conditions to the Offer?

•	Yes. You must either tender at least 25% of the Shares you have purchased or all of the Shares that you own. If you choose to tender only a portion of your Shares, you generally must maintain a minimum balance of $5,000 worth of Shares following the tender of Shares for repurchase. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro rata basis. See Section 1 and Section 3 below for a more complete description of the conditions to the Offer.

How do I tender my Shares?

•	If your Shares are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal, and any amendments or supplements hereto or thereto, read the materials, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Company at the address listed on page 9 of this Offer to Purchase, in proper form, before 4:00 P.M., Eastern Time, on March 28, 2018 (unless the Offer is extended by the Company, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Company by 4:00 P.M., Eastern Time, on March 28, 2018 (or if the Offer is extended, the expiration date as extended). See Section 4 below.

Is there any cost to me to tender?

•	There is no cost charged by the Company in connection with this Offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies.

May I withdraw my Shares after I have tendered them and, if so, by when?

•	Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by requesting a Notice of Withdrawal and submitting it to the Company at the address listed on page 9 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time after April 25, 2018 (which is 40 business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

•	A Notice of Withdrawal must be timely received by the Company, which specifies the name of the shareholder who tendered the Shares, the number of Shares being withdrawn and other information. A Notice of Withdrawal is available upon request by contacting the Company at (877) 628-8575. See Section 5 below.

May I place any conditions on my tender of Shares?

•	No.

Is there a limit on the number of Shares I may tender?

•	No. However, we are limiting the aggregate number of Shares to be repurchased from all shareholders to the lesser of (i) 11,064,273 Shares (which number represents 2.5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2017), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the Expiration Date (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the Expiration Date. In addition, a shareholder who tenders some but not all of his or her Shares for repurchase generally will be required to maintain a minimum balance of $5,000 worth of Shares following a tender of Shares for repurchase. See Section 1 below.

What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?

•	The Company will purchase duly tendered Shares from tendering shareholders pursuant to the terms and conditions of the Offer on a pro rata basis in accordance with the number of Shares tendered by each shareholder (and not timely withdrawn).

If I decide not to tender, how will the Offer affect the Shares I hold?

•	If the Company purchases Shares pursuant to the Offer, your percentage ownership interest in the Company will increase after completion of the Offer. See Section 10 below.

Does the Company have the financial resources to make payment for Shares accepted in the Offer?

•	Yes. See Section 7 below.

If Shares I tender are accepted by the Company, when will payment be made?

•	Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

Is my sale of Shares in the Offer a taxable transaction?

•	For most shareholders, yes. We anticipate that U.S. Shareholders (as defined below), other than those who are tax-exempt, who sell Shares in the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Company accepts Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Shareholders (as defined below). Please consult your tax advisor as well.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

•	Under most circumstances, yes. There are certain circumstances, however, in which the Company will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

•	In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, the Company has reserved the right to reject any and all tenders determined by it not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include an original signature(s) (or a copy thereof) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

•	Properly tendered Shares will be accepted for payment by the Company promptly following expiration of the Offer. See Section 6 below.

What action need I take if I decide not to tender my Shares?

•	None.

Does management encourage shareholders to participate in the Offer and will they participate in the Offer?

•	No. None of the Company, the Board or FS Advisor is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our trustees, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. See Section 9 below.

How do I obtain information?

•	Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to FS Energy and Power Fund at (877) 628-8575. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

The properly completed Letter of Transmittal should be sent to the Company at the following address:

For delivery by internet (if applicable):

Visit www.shareholder.broadridge.com/FSInvestments to enter the 16 digit control number from you shareholder letter along with the primary account holder’s PIN (last 4 numbers of Social Security or Tax ID) and click the Submit button.

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:
FS Energy and Power Fund c/o Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1339 Brentwood, NY 11717-4627	FS Energy and Power Fund c/o Broadridge Corporate Issuers Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717

1. Purchase Price; Number of Shares; Expiration Date.

FS Energy and Power Fund, an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act and is formed as a Delaware statutory trust, is offering to purchase up to the lesser of 11,064,273 Shares (which number represents 2.5% of the weighted average number of Shares outstanding for the calendar year ended December31, 2017), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the Expiration Date (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the Expiration Date. The purpose of the Offer is to provide shareholders with liquidity because there is otherwise no public market for the Shares. See Section 2 below. The Offer is for cash at a price equal to the price at which Shares are issued pursuant to the Company’s distribution reinvestment plan on March 30, 2018. The Purchase Price (and the price at which Shares will be issued pursuant to the Company’s distribution reinvestment plan) will be determined by the Board or a committee thereof, in its sole discretion, and will be (i) not less than the NAV Per Share of the Company’s Shares (as determined in good faith by the Board or a committee thereof, in its sole discretion) immediately prior to March 30, 2018 and (ii) not more than 2.5% greater than the NAV Per Share as of such date. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The most recent price at which Shares were issued pursuant to the Company’s distribution reinvestment plan on January 31, 2018 was $6.70 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. You will not receive interest on the Purchase Price under any circumstances.

If you wish to tender your Shares for repurchase, you must either tender at least 25% of the Shares you have purchased or all of the Shares that you own. If you choose to tender only a portion of your Shares, you must maintain a minimum balance of $5,000 worth of Shares following a tender of Shares for repurchase. If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro rata basis, in accordance with the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you tender for repurchase. To the extent you seek to tender all of the Shares that you own and the Company repurchases less than the full amount of Shares that you request to have repurchased, you may maintain a balance of Shares of less than $5,000 following such share repurchase.

As of February 9, 2018, there were 438,593,708 Shares issued and outstanding, and there were 89,027 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

The Offer will remain open until 4:00 P.M., Eastern Time, on March 28, 2018, unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

In the judgment of the Board, including the independent trustees, the Offer is in the best interests of our shareholders and does not violate applicable law. Pursuant to our declaration of trust, subject to certain limited exceptions, the provisions of the Delaware General Corporation Law (the “DGCL”) govern the affairs of the Company in all respects to the same extent as if the Company were a private corporation for profit organized under the DGCL. Under the DGCL, we generally may not make a distribution to shareholders, including pursuant to our share repurchase program, if, either prior to or after giving effect to the distribution, the capital of the Company is or would be impaired.

The Board also considered the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•	the effect of such repurchases on our qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (including the consequences of any necessary asset sales);
•	the liquidity of our assets (including fees and costs associated with disposing of assets);
•	our investment plans and working capital requirements;
•	the relative economies of scale with respect to our size;
•	our history in repurchasing Shares or portions thereof; and
•	the condition of the securities markets.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and shareholders should consult with their personal advisors if they have questions about their financial or tax situations. As a result, we are not expressing any opinion as to whether a shareholder should accept or reject this Offer.

2. Purpose of the Offer; Plans or Proposals of the Company.

The purpose of the Offer is to provide liquidity to our shareholders because there is otherwise no public market for the Shares. We intend to continue to, prior to the occurrence of a liquidity event, if any, periodically repurchase a limited number of Shares at a price equal to the price at which Shares are issued pursuant to our distribution reinvestment plan on the distribution date coinciding with the applicable repurchase date. This intention is a recognition of the fact that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event,” which may include, among other things, (i) a listing of our Shares on a national securities exchange, (ii) the sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation or (iii) a merger or another transaction approved by our Board in which our shareholders likely will receive cash or shares of a publicly traded company. We may from time to time offer to repurchase Shares at such times and on such terms as may be determined by the Board in its complete and absolute discretion.

In this regard, prior to the occurrence of a liquidity event, if any, we intend to make quarterly offers to repurchase Shares pursuant to written tenders by our shareholders. These repurchases will be made at such times and on such terms as may be determined by the Board, in its complete and absolute discretion. Although the decision whether to repurchase Shares is at the Board’s sole discretion, we intend to limit the number of Shares to be repurchased during any calendar year to the greater of (x) the number of Shares that we can repurchase with the aggregate proceeds we have received from the sale of Shares under our distribution reinvestment plan during the twelve-month period ending on the Expiration Date (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that we can repurchase with the proceeds we receive from the sale of Shares under our distribution reinvestment plan during the three-month period ending on the Expiration Date. At the discretion of the Board, we may also use cash on hand, cash available from borrowings and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares. In addition, we further intend to limit the number of Shares to be repurchased in any calendar year to not more than 10% of the weighted average number of Shares outstanding in the prior calendar year, or not more than 2.5% in each quarter, though the actual number of Shares that we offer to repurchase may be less in light of the limitations noted above.

Except as previously disclosed by us or as may occur in the ordinary course of business, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (v) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (vi) any class of the Company’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (vii) any class of the Company’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (viii) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (ix) other than in connection with transactions in the ordinary course of the Company’s operations, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (x) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, the State of New York or in a foreign country which is material to the Company, (iii) limitation which affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its shareholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

We reserve the right at any time during the pendency of the Offer to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal (or, if your Shares are held in street name, instructing the firm holding such Shares to do the same on your behalf) to us at:

For delivery by internet (if applicable):

Visit www.shareholder.broadridge.com/FSInvestments to enter the 16 digit control number from you shareholder letter along with the primary account holder’s PIN (last 4 numbers of Social Security or Tax ID) and click the Submit button.

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:
FS Energy and Power Fund c/o Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1339 Brentwood, NY 11717-4627	FS Energy and Power Fund c/o Broadridge Corporate Issuers Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717

The Letter of Transmittal must be received by us at the address above before 4:00 P.M., Eastern Time, on the Expiration Date.

a. Proper Tender of Shares and Method of Delivery.

For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) (or a copy thereof) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be received by us at the address listed above before 4:00 P.M., Eastern Time, on the Expiration Date. These materials may be sent via internet, mail, courier or personal delivery. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Shareholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) (or a copy thereof) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price.

b. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

NONE OF THE COMPANY, THE BOARD, FS ADVISOR OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

c. United States Federal Income Tax Withholding.

To prevent the imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the Offer, prior to receiving such payments, each shareholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Shareholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), IRS Form W-8EXP (“Form W-8EXP”) or other applicable form (for Non-U.S. Shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. The applicable rate for backup withholding is currently 28%. See Section 13 below.

For this purpose, a “U.S. Shareholder” is, in general, a beneficial owner of our Shares for U.S. federal income tax purposes that is (i) a citizen or individual resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Shareholder” is any beneficial owner of our Shares for U.S. federal income tax purposes other than a U.S. Shareholder.

5. Withdrawal Rights.

At any time prior to 4:00 P.M., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after April 25, 2018 (which is 40 business days after the commencement of the Offer), any shareholder may withdraw any number of the Shares that the shareholder has tendered.

To be effective, a written Notice of Withdrawal must be timely received by us via mail, courier or personal delivery at the address listed on page 9 of this Offer to Purchase. Any Notice of Withdrawal must specify the name(s) of the shareholder having tendered the Shares to be withdrawn and the number of Shares to be withdrawn. The form of the Notice of Withdrawal is available upon request by contacting us at (877) 628-8575.

All questions as to the validity, form and eligibility (including time of receipt) of Notices of Withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 4:00 P.M., Eastern Time, on the Expiration Date.

6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. We will have accepted for payment Shares validly submitted for purchase and not withdrawn, when we give oral or written notice to DST Systems, Inc., our transfer agent (the “Transfer Agent”), of our acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing an original signature(s) (or a copy thereof) and any required signature guarantee(s); and (ii) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender request. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder(s) or such other person(s)) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We will not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering shareholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other appropriate form, as necessary, and who fails to complete fully and sign either the Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8EXP or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding tax on the gross proceeds paid to such shareholder or other payee pursuant to the Offer. The applicable rate for backup withholding is currently 28%. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Shareholders.

7. Source and Amount of Funds.

The total cost to us of purchasing the maximum of 11,064,273 of our issued and outstanding Shares pursuant to the Offer, assuming a Purchase Price of $6.70 per Share based upon the most recent at which Shares were issued pursuant to our distribution reinvestment plan, would be $74,130,629. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to the lesser of (i) 11,064,273 Shares (which number represents 2.5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2017), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the Expiration Date (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the Expiration Date. The actual number of Shares to be repurchased, the actual Purchase Price, and therefore our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. We intend to use cash on hand to fund the purchase of Shares validly tendered and not withdrawn in the Offer.

8. Financial Statements.

Financial statements have not been included herein because the consideration offered to shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act and files its reports electronically on the EDGAR system.

Information about the Company and reports filed with the U.S. Securities and Exchange Commission (the “SEC”) can be viewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information about the Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549.

9. Interest of Trustees, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

As of the date hereof, there are no persons that are beneficial owners of 5% or more of our outstanding Shares, as determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Summary of Ownership by Officers and Trustees

The following table sets forth, as of February 9, 2018, information with respect to the beneficial ownership of our Shares by:

•	each of our trustees and executive officers; and
•	all of our trustees and executive officers as a group.
	Shares Beneficially Owned as of February 9, 2018
Name(1)	Number of Shares	Percentage(2)
Interested Trustees:
Michael C. Forman(3)	408,321	*
David J. Adelman(4)	409,806	*
Thomas J. Gravina(5)	72,537	*
Michael J. Heller	110,788	*
Independent Trustees:
Sidney R. Brown(6)	64,870	*
Gregory P. Chandler(7)	23,400	*
Richard I. Goldstein	43,993	*
Charles P. Pizzi	22,004	*
Richard W. Vague	142,015	*
R. Richard Williams	19,021	*
Executive Officers:
Edward T. Gallivan, Jr.	4,325	*
Zachary Klehr	31,941	*
Stephen S. Sypherd(8)	7,387	*
James F. Volk	1,758	*
All trustees and executive officers as a group (14 persons)	1,362,165	*
*	Less than one percent.
(1)	The address of each beneficial owner is c/o FS Energy and Power Fund, 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.
(2)	Based on a total of 438,593,708 Shares issued and outstanding on February 9, 2018.
(3)	Includes 112,222 Shares held through FB Capital Partners, L.P., a limited partnership of which Mr. Forman is the sole limited partner, 9,009 Shares held for the benefit of Mr. Forman’s minor children in trust, 143,545 Shares held by Franklin Square Holdings L.P., an affiliate of the Company (“Franklin Square Holdings”), and 143,545 Shares held in trust.
(4)	Includes 11,222 Shares held in a joint account with spouse, 112,222 Shares held through Sylvia Associates, L.P., a limited partnership controlled by Mr. Adelman, 142,816 Shares held through Darco Capital LP, a limited partnership controlled by Mr. Adelman and 143,545 Shares held by Franklin Square Holdings.
(5)	Includes 43,683 Shares held in trust and 28,854 Shares held in a retirement account.
(6)	Includes 28,056 Shares held by NFI International, Ltd., a company of which Mr. Brown is a principal interest holder.
(7)	All Shares held in a 401(k) account.
(8)	Includes 1,914 Shares held in a joint account with spouse.

During the sixty days prior to February 9, 2018, we have issued an aggregate of 3,845,143 Shares at an average price per Share of $6.70 for gross proceeds of approximately $25.8 million in closings that occurred on December 29, 2017 and January 31, 2018. Because we closed our public offering in November 2016, the number of Shares sold during this period includes only Shares issued pursuant to our distribution reinvestment plan. Except for transactions pursuant to the distribution reinvestment plan, Shares purchased by certain trustees and transactions by certain trustees pursuant to elections to purchase Shares with fees earned on a quarterly basis by such trustees in connection with their service on the Board or a committee thereof, based upon our records and upon information provided to us, there have not been any other transactions in Shares that were effected during such period by any of our trustees or executive officers, any person controlling the Company, any trustee or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or manager of any subsidiary of the Company. Neither we nor, to the best of our knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our trustees, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of shareholders who do not tender Shares. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

11. Certain Information about the Company.

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act. We have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually, as a RIC under Subchapter M of the Code. We are managed by FS Advisor, a private investment firm that is registered as an investment adviser with the SEC and is an affiliate of ours. FS Advisor oversees the management of our activities and is responsible for making investment decisions for our portfolio. FS Advisor has engaged GSO Capital Partners LP (“GSO”) to act as the Fund’s investment sub-adviser.

Our investment objectives are to generate current income and long-term capital appreciation. We seek to meet our investment objectives by:

•	utilizing the experience and expertise of FS Advisor and GSO in sourcing, evaluating and structuring transactions;
•	employing a conservative investment approach focused on current income and long-term investment performance;
•	focusing primarily on debt investments in a broad array of private energy and power companies within the United States;
•	making select equity investments in certain energy and power companies that have strong growth potential;
•	investing primarily in established, stable enterprises with positive cash flow and strong asset and collateral coverage so as to limit the risk of potential principal loss; and
•	maintaining rigorous portfolio monitoring in an attempt to anticipate and pre-empt negative events within our portfolio.

Our principal office is located at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 and our telephone number is (215) 495-1150.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition and personnel, as well as our financial information, is included in:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 15, 2017;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, June 30, 2017 and September 30, 2017 as filed with the SEC on May 12, 2017, August 10, 2017, and November 13, 2017 respectively;
•	our Current Reports on Form 8-K (excluding any information furnished therein) as filed with the SEC on January 5, 2018;
•	our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on February 20, 2018;
•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 28, 2017; and
•	Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on January 18, 2018.

Each of the foregoing documents is incorporated by reference herein. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

13. Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of the federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or foreign tax considerations that may be relevant to a shareholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to partnerships or entities classified as partnerships for U.S. federal tax purposes (or their partners or members) tendering Shares pursuant to the Offer. Shareholders should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local tax laws. See Section 4.c. “Procedures for Tendering Shares—United States Federal Income Tax Withholding” above.

a. U.S. Shareholders.

The sale of Shares pursuant to the Offer will generally be a taxable transaction for federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a distribution derived from the sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the distribution: (i) results in a “complete termination” of the shareholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the shareholder or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder. A distribution generally will be considered to have been made in “complete termination” of a shareholder’s interest in the Company if all of the Shares then actually and constructively owned by the shareholder are tendered by such shareholder pursuant to the Offer. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in a shareholder’s proportionate interest in the Company following the Offer. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in a shareholder’s interest in the Company, which generally should be the case if the Shareholder has a minimal interest in the Company, exercises no control over the Company’s affairs, and suffers a reduction in his or her proportionate interest in the Company. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.

If any of these three tests for “sale or exchange” treatment is met, a shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual shareholders is generally 15% or 20% depending on whether the individual’s income exceeds certain threshold amounts. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the shareholder (or amounts credited to the shareholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a shareholder who sells Shares pursuant to the Offer will be taxable to the shareholder as a “dividend” to the extent of such shareholder’s allocable share of the Company’s current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the shareholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the shareholder’s tax basis in such case will constitute taxable gain. If the amounts received by a tendering shareholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such shareholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a shareholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. shareholders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a U.S. Shareholder can be given no assurance that a sufficient number of such U.S. Shareholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a “sale or exchange”, rather than as a “dividend”, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Company may be required to withhold a portion of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless the U.S. Shareholder has completed and submitted to the Company a Form W-9, providing the U.S. Shareholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. The applicable rate for backup withholding is currently 28%. A Form W-9 is included with the Letter of Transmittal for U.S. Shareholders. Even though the Company may have received a completed Form W-9 from a U.S. Shareholder, the Company may nevertheless be required to backup withhold if it receives a notice from the IRS to that effect.

b. Non-U.S. Shareholders.

The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Shareholder (and if an income tax treaty applies, on whether the Non-U.S. Shareholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Shareholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, Non-U.S. Shareholders are deemed, for the reasons described above in respect of U.S. Shareholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder.

If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (and, if an income tax treaty applies, the Non-U.S. Shareholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder.

Any dividends received by a corporate Non-U.S. Shareholder that are effectively connected with a U.S. trade or business in which the corporate shareholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Shareholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Shareholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form in order to avoid backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code generally impose withholding tax on certain payments made to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. The types of payments subject to FATCA withholding include, among others, dividends and (beginning on January 1, 2019) the gross proceeds from the sale, exchange, or other disposition of any property, such as Shares, that could produce U.S. source dividends. However, if a tendering Non-U.S. Shareholder is subject to withholding under FATCA and is also subject to either backup withholding or U.S. nonresident withholding at source, the Company will withhold only under FATCA (subject to an ability by the Company to elect to backup withhold in certain circumstances).

The tax discussion set forth above is included for general information only. Each shareholder is urged to consult such shareholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

This Offer may include forward-looking statements. The forward-looking statements contained in this Offer may include statements as to:

•	our future operating results;
•	our business prospects and the prospects of the companies in which we may invest;
•	the impact of the investments that we expect to make;
•	the ability of our portfolio companies to achieve their objectives;
•	our current and expected financing arrangements and investments;
•	changes in the general interest rate environment;
•	the adequacy of our cash resources, financing sources and working capital;
•	the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;
•	our contractual arrangements and relationships with third parties;
•	actual and potential conflicts of interest with FS Advisor, FB Income Advisor, LLC, FSIC II Advisor, LLC, FSIC III Advisor, LLC, FSIC IV Advisor, LLC, FS Energy Advisor, LLC, FS Global Advisor, LLC, FS Investment Corporation, FS Investment Corporation II, FS Investment Corporation III, FS Investment Corporation IV, FS Energy Total Return Fund, FS Global Credit Opportunities Fund, FS Global Credit Opportunities Fund—A, FS Global Credit Opportunities Fund—D, FS Global Credit Opportunities Fund—T, FS Global Credit Opportunities Fund—ADV, FS Global Credit Opportunities Fund—T2, FS Multi-Strategy Alternatives Fund, FS Credit Real Estate Income Trust, Inc., FS Credit Income Fund, FS Fund Advisor, LLC, FS Real Estate Advisor, LLC, FS Credit Income Advisor, LLC, GSO, EIG Global Energy Partners, LLC or any of their affiliates;
•	the dependence of our future success on the general economy and its effect on the industries in which we may invest;
•	our use of financial leverage;
•	the ability of FS Advisor to locate suitable investments for us and to monitor and administer our investments;
•	the ability of FS Advisor or its affiliates to attract and retain highly talented professionals;
•	our ability to maintain our qualification as a RIC and as a business development company;
•	the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the rules and regulations issued thereunder;
•	the effect of changes to tax legislation and our tax position; and
•	the tax status of the enterprises in which we may invest.

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risk Factors” section of our Prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our other reports filed with the SEC. Other factors that could cause actual results to differ materially include:

•	changes in the economy;
•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and
•	future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

February 20, 2018	FS ENERGY AND POWER FUND